Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated March 28, 2018, relating to the consolidated financial statements of Ascendis Pharma A/S appearing in the Annual Report on Form 20-F of Ascendis Pharma A/S for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ Deloitte Statsautoriseret Revisionspartnerselskab

Copenhagen, Denmark
May 30, 2018

/s/ Henrik Hjort Kjelgaard	/s/ Max Damborg
State Authorised	State Authorised
Public Accountant	Public Accountant